EXECUTION VERSION
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 3rd day of February, 2016, by and between HealthEquity, Inc., a Delaware corporation (the “Company”), and Delano W. Ladd (“Employee”).
W I T N E S S E T H :
WHEREAS, the Company desires to employ Employee and to enter into this Agreement embodying the terms of such employment, and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:
Section 1.Definitions.
(a)“Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.
(b)“Agreement” shall have the meaning set forth in the preamble hereto.
(c)“Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.
(d)“Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Employee pursuant to Section 4(a) hereof.
(e)“Board” shall mean the Board of Directors of the Company.
(f)“Cause” shall mean (i) Employee’s act(s) of gross negligence or willful misconduct in the course of Employee’s employment hereunder, (ii) willful failure or refusal by Employee to perform in any material respect Employee’s duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Employee of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Employee or at Employee’s direction, or the failure to report any embezzlement or fraud (or attempted) after Employee gains actual knowledge thereof, (v) Employee’s conviction of or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Employee’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation by Employee of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (vii) Employee’s material breach of this Agreement or breach of the Non-Interference Agreement.

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(g)If, within ninety (90) days subsequent to Employee’s termination for any reason other than by the Company for Cause, the Company determines that Employee’s employment could have been terminated for Cause pursuant to subparts (i), (iii), (iv), or (v) of the preceding paragraph (the “Post-Termination Cause Determination”), Employee’s employment will be deemed to have been terminated for Cause for all purposes, and Employee will be required to disgorge to the Company all amounts received pursuant to this Agreement or otherwise on account of such termination that would not have been paid or payable to Employee had such termination been by the Company for Cause. Notwithstanding the foregoing, the Company may assert a Post-Termination Cause Determination if, and only if, the Board did not have actual knowledge of facts supporting its Post-Termination Cause Determination prior to the termination of Executive’s employment.
(h)“COBRA” shall mean Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code, and the rules and regulations promulgated under any of them.
(i)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(j)“Commencement Date” shall have the meaning set forth in Section 2 hereof.
(k)“Company” shall have the meaning set forth in the preamble hereto.
(l)“Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.
(m)“Delay Period” shall have the meaning set forth in Section 12 hereof.
(n)“Disability” shall mean any physical or mental disability or infirmity of Employee that prevents the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected and paid for by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
(o)“Employee” shall have the meaning set forth in the preamble hereto.
(p)“Good Reason” shall mean, without Employee’s consent, (i) a material diminution in Employee’s title, duties, or responsibilities as set forth in Section 3 hereof, (iii) a material reduction in Base Salary set forth in Section 4(a) hereof or Annual Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable to all similarly-situated executives as set forth in Section 4(a) hereof), (iii) the relocation of Employee’s principal place of employment (as provided in Section 3(c) hereof) more than fifty (50) miles from its current location, (iv) the failure of the Company to promote Employee to the position of General Counsel on or before the date that is nine (9) months following the Commencement Date; or (v) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), (iii) or (iv) above). Employee acknowledges and agrees that Employee’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of

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Section 7(e) hereof. Notwithstanding the foregoing, during the Term, in the event that the Company reasonably believes that Employee may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Employee from performing Employee’s duties hereunder for up to thirty (30) days, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.
(q)“Non-Interference Agreement” shall mean the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Exhibit A.
(r)“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
(s)“Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time as necessary to ensure enforceability by the Company upon the advice of counsel).
(t)“Severance Benefits” shall have the meaning set forth in Section 7(g) hereof.
(u)“Severance Term” shall mean (i) prior to the Transition Date, the four (4) month period following Employee’s termination by the Company without Cause (other than by reason of death or Disability) or by Employee for Good Reason, and (ii) following the Transition Date, the twelve (12) month period following Employee’s termination by the Company without Cause (other than by reason of death or Disability) or by Employee for Good Reason.
(v)“Term” shall mean the period specified in Section 2 hereof.
(w)“Transition Date” means the date on which Employee is appointed as General Counsel of the Company.
Section 2.Acceptance and Term.
The Company agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein. The Term shall commence on April 1, 2016 (the “Commencement Date”) and shall continue until terminated in accordance with the provisions of Section 7 hereof (the “Term”).
Section 3.Position, Duties, and Responsibilities; Place of Performance.
(a)Position, Duties, and Responsibilities. During the Term and prior to the Transition Date, Employee shall be employed and serve as the Deputy General Counsel of the Company and shall have such duties and responsibilities commensurate with such title. During the Term and following the Transition Date, Employee shall be employed and serve as the General Counsel of the Company, shall have such duties and responsibilities commensurate with such title, and shall report directly to the Chief Executive Officer.
(b)Performance. Employee shall devote Employee’s full business time, attention, skill, and best efforts to the performance of Employee’s duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the

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Company Group, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Employee’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of Employee’s duties and responsibilities hereunder or create a potential business or fiduciary conflict.
(c)Principal Place of Employment. Employee’s principal place of employment shall be in Draper, Utah, although Employee understands and agrees that Employee may be required to travel from time to time for business reasons.
Section 4.Compensation.
During the Term, Employee shall be entitled to the following compensation:
(a)Base Salary. Prior to the Transition Date, Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $210,000; provided, however, that the foregoing shall not preclude the Company from reducing Employee’s Base Salary as part of an across-the-board reduction applicable to all similarly-situated employees of the Company. Following the Transition Date, Employee’s Base Salary shall be no less than $225,000.
(b)Annual Bonus. Employee shall be eligible for an annual incentive bonus award determined by the Chief Executive Officer in respect of each fiscal year during the Term (the “Annual Bonus”). The target Annual Bonus for each fiscal year shall be (i) 30% of Base Salary prior to the Transition Date, and (ii) 33% of Base Salary following the Transition Date, with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Chief Executive Officer and communicated to the Employee in writing; provided, however, that any bonus payable in respect of the Company’s fiscal year ending January 31, 2017, shall be pro-rated to reflect the portion of time Employee is employed hereunder during such fiscal year. The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to senior executives of the Company, subject to Employee’s continuous employment through the payment date except as otherwise provided for in this Agreement.
(c)Equity Award. The Company shall take all actions necessary to grant to Employee stock options to purchase 55,000 shares of the Company’s common stock (the “Commencement Options”) under the Company’s 2014 Equity Incentive Plan (the “Incentive Plan”) no later than the Commencement Date, at an exercise price equal to the fair market value of the Company’s common stock on the grant date. Subject to Employee’s continued employment with the Company through each applicable vesting date, twenty-five percent (25%) of the Commencement Options granted will vest on each of the first four anniversaries of the Commencement Date. The Commencement Options shall be subject to the terms and conditions of the Incentive Plan and standard form of stock option agreement. The Company shall take all actions necessary to grant to Employee stock options to purchase 55,000 shares of the Company’s common stock (the “Transition Options”) under the Incentive Plan upon the Transition Date, at an exercise price equal to the fair market value of the Company’s common stock on the grant date. Subject to Employee’s continued employment with the Company through each applicable vesting date, twenty-five percent (25%) of the Transition Options

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granted will vest on each of the first four anniversaries of the Transition Date. The Transition Options shall be subject to the terms and conditions of the Incentive Plan and standard form of stock option agreement.
(d)Relocation Benefits. Employee shall relocate to the vicinity of the Company’s headquarters prior to the Commencement Date. The Company will pay Employee or reimburse Employee for Employee’s (and his immediate family’s) customary and reasonable moving and relocation expenses (e.g., expenses relating to the packing and moving of Employee and Employee’s immediate family’s personal property, locating housing, including without limitation a broker’s fee, and other related expenses) directly related to Employee’s relocation to Utah, subject to Employee presenting to Company appropriate documentation and otherwise in accordance with Company’s regular reimbursement policies; provided that without the consent of the Company no such expenses shall be reimbursable in excess of $30,000. In addition, the Company shall reimburse Employee for the reasonable cost of one or more house hunting trip(s) prior to the Commencement Date for Employee and his family not to exceed $5,000 in the aggregate.
(e)Special Bonus. On the Transition Date, Employee shall be entitled to receive a special, one-time bonus equal to $50,000, such bonus to be paid on the first regularly scheduled payroll date following the Transition Date.
Section 5.Employee Benefits.
During the Term, Employee shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly employees executives of the Company. Employee shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employee s of the Company in accordance with the Company policy as in effect from time to time; provided, however, that Employee shall be entitled to no less than twenty (20) days of personal time off per-calendar year (pro-rated for the 2016 calendar year based on the number of days worked in that year as an employee), which shall be subject to the Company’s policy regarding unused paid time off that may be carried over to any subsequent calendar year. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Employee notice, and the right to do so is expressly reserved.
Section 6.Reimbursement of Business Expenses.
During the Term, the Company shall pay (or promptly reimburse Employee) for documented, out-of-pocket expenses reasonably incurred by Employee in the course of performing Employee’s duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses. Without limiting the foregoing, the Company shall pay (or promptly reimburse Employee) for, all fees and expenses relating to (i) New York and Utah State Bar licensing and other fees required to be paid in order to be permitted to practice law in such states; (ii) national, state and other bar association and/or committee fees that relate to activities Employee reasonably believes are necessary and appropriate to undertake relating to the practice of law; and (iii) any fees and expenses required

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to be paid or incurred in connection with Employee’s satisfaction of continuing legal education requirements in the States of Utah and New York.
Section 7.Termination of Employment.
(a)General. The Term shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Employee with or without Good Reason. Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships, and any other positions Employee holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section 7 as if Employee had undergone such termination of employment (under the same circumstances) on the date of Employee’s ultimate “separation from service.”
(b)Termination Due to Death or Disability. Employee’s employment shall terminate automatically upon Employee’s death. The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. Upon Employee’s death or in the event that Employee’s employment is terminated due to Employee’s Disability, Employee or Employee’s estate or Employee’s beneficiaries, as the case may be, shall be entitled to:
(i)The Accrued Obligations;
(ii)Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, if any, which amount shall be paid at such time annual bonuses are paid to other similarly situated employees of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred; and
(iii)Subject to achievement of the applicable performance objectives for the fiscal year of the Company in which Employee’s termination occurs, as determined by the Chief Executive Officer, payment of the Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days Employee was employed during such fiscal year, such amount to be paid at the same time it would otherwise be paid to Employee had no termination occurred, but in no event later than the date that is 2½ months following the last day of the fiscal year of the Company in which such termination occurred.
(c)Following Employee’s death or a termination of Employee’s employment by reason of a Disability, except as set forth in this Section 7(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.
(d)Termination by the Company with Cause.

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(i)The Company may terminate Employee’s employment at any time with Cause, effective upon Employee’s receipt of written notice of such termination, provided that, to be effective, such written notice must be provided to Employee within sixty (60) days of the Board having actual knowledge of the occurrence of such event and further provided that, with respect to any Cause termination relying on clause (ii), (vi), or (vii) of the definition of Cause set forth in Section 1(f) hereof, to the extent that such act or acts or failure or failures to act are curable, the Employee shall be provided with written notice of the Company’s intention to terminate Employee with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based and to provide Employee with ten (10) days to cure the particular act or acts or failure or failures to act (the “Cure Period”) and such termination shall be effective at the expiration of the Cure Period unless Employee has fully cured such act or acts or failure or failures to act that give rise to Cause during such Cure Period.
(ii)In the event that the Company terminates Employee’s employment with Cause, Employee shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment with Cause, except as set forth in this Section 7(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.
(e)Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination. In the event that Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:
(i)The Accrued Obligations;
(ii)Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other similarly situated employees of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred;
(iii)Subject to achievement of the applicable performance objectives for the fiscal year of the Company in which Employee’s termination occurs, as determined by the Chief Executive Officer, payment of the Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days Employee was employed during such fiscal year, such amount to be paid at the same time it would otherwise be paid to Employee had no termination occurred, but in no event later than the date that is 2½ months following the last day of the fiscal year of the Company in which such termination occurred;
(iv)Continued payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices;
(v)Notwithstanding any provision to the contrary in any stock option agreement or any equity plan maintained by the Company, all stock options held by Employee as of the date of Employee’s termination of employment shall remain exercisable until the earlier to occur of (a) the expiration date of such stock option and (b) the twelve (12) month anniversary of Employee’s termination;
(vi)To the extent permitted by applicable law without any penalty to Employee or any member of the Company Group and subject to Employee’s election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled

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payroll date of each month of the Severance Term, the Company will pay Employee an amount equal to the “applicable percentage” of the monthly COBRA premium cost; provided, that the payments pursuant to this clause (vi) shall cease earlier than the expiration of the Severance Term in the event that Employee becomes eligible to receive any health benefits, including through a spouse’s employer, during the Severance Term. For purposes hereof, the “applicable percentage” shall be the percentage of Employee’s health care premium costs covered by the Company as of the date of termination. Amounts paid by the Company will be taxable to the extent required to avoid adverse consequences to Employee or the Company under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010; and
(vii)For a period of six (6) months after the date of such termination, the Company will pay Employee or reimburse Employee for Employee’s (and his immediate family’s) customary and reasonable moving and relocation expenses (e.g., expenses relating to the packing and moving of Employee and Employee’s immediate family’s personal property, locating housing, including without limitation a broker’s fee, and other related expenses) directly related to Employee’s relocation from Utah, subject to Employee presenting to Company appropriate documentation and otherwise in accordance with Company’s regular reimbursement policies; provided that without the consent of the Company no such expenses shall be reimbursable in excess of $30,000.
Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), (iv) and (v) above shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of the Non-Interference Agreement. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 7(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.
(f)Termination by Employee with Good Reason. Employee may terminate Employee’s employment with Good Reason by providing the Company written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of Employee having actual knowledge of the occurrence of such event. During the ten (10) day period following the delivery of the written notice (the “Notice Period”), the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective on the date determined by Employee (unless Good Reason is subsequently waived by Employee), which such date shall be at no more than ninety (90) days following the expiration of the Notice Period and, Employee shall be entitled to the same payments and benefits as provided in Section 7(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(d) hereof. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 7(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.
(g)Termination by Employee without Good Reason. Employee may terminate Employee’s employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 7(f), Employee shall be entitled only to the Accrued Obligations. In the event of termination of Employee’s employment under this Section 7(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without

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changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 7(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.
(h)Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsections (d) and (e) of this Section 7 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Employee’s termination of employment hereunder. If Employee fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Employee’s acceptance of such release following its execution, Employee shall not be entitled to any of the Severance Benefits. Further, (i) to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day and (ii) to the extent that any of the Severance Benefits do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur following the date of Employee’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date the Release of Claims is timely executed and the applicable revocation period has ended, after which, in each case, any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Employee’s death or Disability, Employee’s obligations herein to execute and not revoke the Release of Claims may be satisfied on Employee’s behalf by Employee’s estate or a Person having legal power of attorney over Employee’s affairs.
Section 8.Non-Interference Agreement.
As a condition of, and prior to commencement of, Employee’s employment with the Company, Employee shall have executed and delivered to the Company the Non-Interference Agreement. The parties hereto acknowledge and agree that this Agreement and the Non-Interference Agreement shall be considered separate contracts, and the Non-Interference Agreement will survive the termination of this Agreement for any reason.
Section 9.Representations and Warranties of Employee.
Employee represents and warrants to the Company that—
(a)Employee is entering into this Agreement voluntarily and that Employee’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Employee of any agreement to which Employee is a party or by which Employee may be bound;
(b)Employee has not violated, and in connection with Employee’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Employee is or may be bound; and

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(c)in connection with Employee’s employment with the Company, Employee will not use any confidential or proprietary information Employee may have obtained in connection with employment with any prior employer.
Section 10.Taxes.
The Company may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment, and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to Employee in connection with this Agreement and that Employee has been advised by the Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments that may be made to Employee pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.
Section 11.Set Off; Mitigation.
The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Employee to any member of the Company Group; provided, however, that prior to exercising any right of set-off, counterclaim, or recoupment, the Company shall provide Employee with written notice setting forth, in detail, the facts on which it relies to support its claim of set-off, counterclaim, or recoupment and further provided, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Employee and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Employee shall not be required to mitigate the amount of any payment or benefit provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 7(d)(vi) hereof, the amount of any payment or benefit provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.
Section 12.Additional Section 409A Provisions.
Notwithstanding any provision in this Agreement to the contrary—
(a)Any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.
(b)Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

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(c)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause (iii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(d)While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates (including, without limitation, the Company) be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).
Section 13.Golden Parachute Tax Provision.
Section 14.If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other Person or entity to Employee or for Employee’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by Employee with respect to such excise tax, the “Excise Tax”), then Employee will receive the greatest of the following, whichever gives Employee the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar less than the amount of the Payments that would subject Employee to the Excise Tax (the “Safe Harbor Amount”).  If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner Employee elects in writing prior to the date of payment.  If any Payment constitutes nonqualified deferred compensation or if Employee fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to Employee and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Employee, until the reduction is achieved.  All determinations required to be made under this Section 14, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company (the “Accounting Firm”).  All fees and expenses of the

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Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon Company and Employee.
Section 15.Clawback.
All payments made pursuant to this Agreement are subject to the “clawback” obligations of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Act, as may be amended from time to time, and any other “clawback” obligations pursuant to applicable law, rules, and regulations.
Section 16.Indemnification.
Promptly following the Transition Date, Employee and the Company shall enter into an Indemnification Agreement in substantially the same form as provided to other officers and directors of the Company.
Section 17.Successors and Assigns; No Third-Party Beneficiaries.
(a)The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Employee’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Employee’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Employee’s consent will not be required in connection therewith.
(b)Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.
(c)No Third-Party Beneficiaries. Except as otherwise set forth in Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
Section 18.Waiver and Amendments.
Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

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Section 19.Severability.
If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.
Section 20.Governing Law and Jurisdiction.
EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN SALT LAKE CITY, UTAH, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
Section 21.Notices.
(a)Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.
(b)Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

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Section 22.Section Headings.
The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.
Section 23.Entire Agreement.
This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.
Section 24.Survival of Operative Sections.
Upon any termination of Employee’s employment, the provisions of Section 7 through 22 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.
Section 25.Counterparts.
This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.
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[Signatures to appear on the following page(s).]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
HEALTHEQUITY, INC.
__________________________
By: Jon Kessler
Title: President and Chief Executive Officer
EMPLOYEE
__________________________
Delano W. Ladd
B-1